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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                HEALTHDYNE TECHNOLOGIES, INC.
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                (Name of Registrant as Specified In Its Charter)

                                       INVACARE CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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     and 0-11.
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                             [INVACARE LETTERHEAD]

                                                                   July 14, 1997

             BECAUSE OF THE HEALTHDYNE BOARD'S ENTRENCHING ACTIONS,
                 WE CAN'T GIVE YOU THE FULL CHOICE YOU DESERVE
                             AT THE ANNUAL MEETING

               YOUR BEST OPTION IS TO VOTE FOR OUR FOUR NOMINEES
                   TO CONSTITUTE A MAJORITY OF THE BOARD AND
                           TO VOTE FOR OUR PROPOSALS

    DEAR FELLOW HEALTHDYNE SHAREHOLDER:

    The current Healthdyne Board--the same people who tried to strip you of critical shareholder rights in the Georgia legislature and delayed your Annual Meeting as long as possible--has now obtained an unprecedented ruling from a Georgia federal district court supporting their director-entrenching "dead hand" poison pill provisions.

    We are, of course, appealing this extraordinary decision and are confident our appeal will ultimately be successful. Unfortunately, the appellate court has declined to expedite the appeal and resolve these matters before the Annual Meeting so that you could vote with a clear and definitive understanding of all the issues (in fact, Healthdyne vigorously opposed our request for such a timely resolution).

    Electing all seven of our original nominees at this time without retaining any incumbent "continuing directors" would, absent a reversal of the district court's decision, pose a risk that the new Board--elected specifically to conduct an auction and sell Healthdyne promptly at the best available price and terms--would be unable to do just that because the "dead hand" provisions would require "continuing directors" to nullify the poison pill and permit the sale to go forward. That risk would be unacceptable to us both as a major Healthdyne shareholder and as a responsible corporate citizen.

    THEREFORE, ALTHOUGH WE WOULD HAVE FAR PREFERRED TO PRESENT YOU WITH A FULL SLATE OF NOMINEES COMMITTED TO THE PROMPT AUCTION AND SALE OF THE COMPANY AT THE BEST AVAILABLE PRICE AND TERMS, CAUTION DICTATES THAT WE LEAVE A MINORITY OF INCUMBENT "CONTINUING DIRECTORS" ON THE BOARD (THUS PROVING THE
DIRECTOR-ENTRENCHING ASPECTS OF HEALTHDYNE'S "DEAD HAND").
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                          VOTE YOUR GOLD PROXY TODAY!

    We are now asking for your support for four of our original seven nominees to constitute a simple majority of the Board. IF ELECTED, THESE FOUR QUALIFIED, INDEPENDENT NOMINEES INTEND TO USE THEIR MAJORITY POSITION TO PROCEED WITH THEIR MANDATE TO AUCTION AND SELL HEALTHDYNE PROMPTLY TO THE BEST OF THEIR ABILITY, INCLUDING INSISTING THAT THE REMAINING INCUMBENT MINORITY FULFILL THEIR FIDUCIARY DUTIES TO YOU IN ACCORDANCE WITH THAT MANDATE. We also continue to ask for your support for all four of our original corporate governance proposals, which would facilitate a sale.

    All four of our nominees are accomplished businessmen and are chairmen, chief executive officers and/or directors of public companies. None of these four nominees are our affiliates or are otherwise "controlled" by us in any way, and all are fully committed to acting independently as directors in the best interests of all Healthdyne shareholders. The nominees fully intend to promptly solicit and evaluate all bona fide offers, not just Invacare's. Our goal is simply to have a Healthdyne Board which is committed to presenting the shareholders with the best available option for the sale of the company, even if Invacare is not the successful bidder (remember, we own almost 5% of Healthdyne's stock ourselves, so we also have a lot to gain in a sale of Healthdyne to a third party). OF COURSE, YOU THE SHAREHOLDERS WILL ALWAYS HAVE THE ULTIMATE POWER OF WHETHER TO ACCEPT OR APPROVE ANY PARTICULAR TRANSACTION NEGOTIATED BY THE BOARD.

    Don't be fooled by Healthdyne's insinuations that you should question our nominees' commitment to a prompt auction and sale just because our preliminary proxy materials didn't explicitly mention it. As our proxy materials, preliminary and otherwise, have consistently stated, OUR NOMINEES HAVE ALWAYS BEEN COMMITTED TO CONSIDERING ALL BONA FIDE OFFERS FOR HEALTHDYNE.

                        ACTIONS SPEAK LOUDER THAN WORDS.
          DON'T TRUST THE CURRENT BOARD TO ACT IN YOUR BEST INTERESTS!

    HEALTHDYNE'S BOARD HAS BEEN STONEWALLING AND EVASIVE EVER SINCE WE MADE OUR INITIAL ACQUISITION PROPOSAL ON JANUARY 2, 1997. Their recent and suspiciously-timed claims that they are "exploring alternatives", "talking to third parties", and might announce a "value enhancing transaction" (whatever that means) in the "next several weeks" all seem very likely to be a ruse designed merely to secure their re-election. Despite all this rhetoric, they have steadfastly refused to commit to sell the company. In fact, although their most recent press release boasted about their second-quarter results and spoke of "delivering increasing value" through continued growth, not once did it mention their efforts or progress in delivering a "value enhancing transaction". Likewise, their latest shareholder letter on July 11 completely failed to mention the possibility of a transaction in the "next several weeks", and claimed that they were committed only to "increasing the value of your interest in Healthdyne". IF THEY ARE RE-ELECTED, WE SUSPECT ALL THIS TALK OF "EXPLORING OPTIONS" WILL SUDDENLY CEASE.

    If you want to evaluate the current Board's commitment to act in your best interests, look to their actions, not their words. They have made every effort, and claim to have spent more than $2 million of your company's money, to frustrate your voting rights and block your opportunity to consider our offer. HOW CAN PREVENTING YOU FROM MAKING YOUR OWN INFORMED CHOICE POSSIBLY BE IN YOUR BEST INTERESTS?
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        WHAT DO YOU THINK CAUSED THE 100% INCREASE IN HEALTHDYNE STOCK:
             OUR PREMIUM OFFER AND PRESSURE TO SELL THE COMPANY OR
                THEIR "STRATEGIC PLAN" AND ENTRENCHING ACTIONS?

    We have been amused by Healthdyne's insistent claims that its Board of Directors and management "have already created value for you in excess of Invacare's offer". Judge for yourself:

    -Healthdyne's stock closed at $8.88 on December 31, 1996, the trading day before we made our initial acquisition proposal.

    -It generally traded slightly higher than our then-current offer price, with a corresponding rise each time we increased our offer.

    -THE ONE NOTABLE EXCEPTION WAS ITS PLUNGE DURING A FEW DAYS IN MARCH WHEN IT
     APPEARED HEALTHDYNE MIGHT SUCCEED IN BLOCKING OUR OFFER IN THE GEORGIA LEGISLATURE.

    -Only when pressure from our offer forced them to begin claiming they would "explore alternatives" did the stock rise significantly beyond our offer on speculation that a higher proposal might materialize.

    -On July 11, 1997, with our offer still outstanding and our nominees, committed to auctioning the company promptly, challenging their board, Healthdyne's stock closed at $17.38.

    WHOSE ACTIONS DO YOU THINK DOUBLED THE TRADING PRICE OF HEALTHDYNE STOCK? WHAT DO YOU THINK WILL HAPPEN TO YOUR STOCK IF INVACARE'S OFFER AND PRESSURE TO SELL GO AWAY? (I'll tell you what I think--remember those few days in March!)

                      HEALTHDYNE'S SECOND QUARTER RESULTS:
                      PERHAPS THE BEST REASON TO SELL NOW

    Like you, we were pleased that Healthdyne was able to make market estimates in the second quarter. After eight consecutive quarters of missing estimates in 1995 and 1996, the last two quarters have shown that, as we had hoped, Healthdyne has the potential to perform to expectations when there is significant pressure to do so. It is this potential that makes this company attractive to us and, perhaps, to other potential bidders.

    As we've said before, we anticipated increased performance in 1997 and took it into account in our latest increase to our offer; we presume any other interested parties have fully considered it as well. It does not, however, change the fact that a sale of Healthdyne will entitle you to an impressive premium for your shares now without the risk of trusting the current management, with its inconsistent performance and evasive rhetoric, to deliver on long-term promises, to continually meet or exceed market expectations, or to engage in a value-maximizing sale transaction.
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    We are also concerned with some aspects of Healthdyne's reported results.
Although their financials do not on their face disclose any extraordinary efforts to boost short-term earnings, we have received unsolicited indications that they may be doing so, most recently including a letter from a Healthdyne distributor indicating that he has been pressured to accept inventory he does not require and that Healthdyne was offering unusually aggressive terms to distributors to "prime the pump" for the second quarter. Therefore, we are concerned that future results may be adversely impacted. We have been surprised at the high level of claimed takeover-related expenses in the last two quarters. We also note that Healthdyne operates in an industry in which successful new products can lose their competitive advantage quickly as other firms enter the market. While we don't believe that such concerns are insurmountable, we think you should take them into account in judging whether you should trust the current Board to act in your best interests or whether you should instead support our nominees and proposals to encourage the prompt auction and sale of the company.

       IF YOU WANT HEALTHDYNE SOLD AT THE BEST AVAILABLE PRICE AND TERMS,
                       SUPPORT OUR NOMINEES AND PROPOSALS

    Healthdyne's Annual Meeting is scheduled for July 30. Your vote--no matter how many or few shares you own--is critical. Please carefully study the enclosed Supplement to our Proxy Statement, which explains recent developments in more detail, as soon as possible and then execute and mail the enclosed GOLD proxy card today. Please do not execute any blue proxy card sent to you by Healthdyne.

    We appreciate your support of our nominees and our corporate governance proposals. IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT MACKENZIE PARTNERS, INC., WHICH IS ASSISTING US WITH THIS TRANSACTION, TOLL-FREE AT (800) 322-2885.

                                    Sincerely,

                                    /s/ A. Malachi Mixon, III

                                    A. MALACHI MIXON, III
                                    CHAIRMAN OF THE BOARD &
                                       CHIEF EXECUTIVE OFFICER